Exhibit 10.13

Dated 13 July 2021

(1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited

and

(2) exscientia limited

lease

relating to

155 Brook Drive

Milton Park

Knights plc
Midland House
West Way
Botley
Oxford
OX2 0PH

PRESCRIBED CLAUSES
LR1.	Date of lease	13 July 2021
LR2.	Title number(s)	LR2.1 Landlord’s title number(s) BK102078 LR2.2 Other title number(s) ON122118, ON122717, ON130606, ON145942, ON146219, ON225380, ON38283, ON72772, ON96949, ON216090
LR3.	Parties to this lease

Landlord

MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806), on behalf of MEPC Milton LP (LP No. LP14504), both of whose registered offices are at Sixth Floor, 150 Cheapside, London EC2V 6ET

Tenant

EXSCIENTIA LIMITED (Company number SC428761) whose registered office is at Level 3, Dundee One River Court, 5 West Victoria Dock Road, Dundee, United Kingdom

Other parties

None

LR4.	Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

155 Brook Drive, Milton Park, Abingdon, Oxfordshire, OX14 4SD shown edged red on the Plan with a gross internal floor area of 1,872.0 square metres (20,151 square feet) measured in accordance with the RICS Code of Measuring Practice (sixth edition)

LR5.	Prescribed Statements etc.	None
LR6.	Term for which the Property is leased	From and including 13 July 2021 To and including 12 July 2031
LR7.	Premium	None
LR8.	Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions

LR9.	Rights of acquisition etc.

LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant's covenant to (or offer to) surrender this lease

None

LR9.3 Landlord's contractual rights to acquire this lease

None

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11.	Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The easements specified in Part I of the First Schedule of this lease

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements specified in Part II of the First Schedule of this lease

LR12.	Estate rentcharge burdening the Property	None
LR13.	Application for standard form of restriction	None
LR14.	Declaration of trust where there is more than one person comprising the Tenant	None

This lease made on the date and between the parties specified in the Prescribed Clauses Witnesses as follows:

1	Definitions and Interpretation

In this lease unless the context otherwise requires:

1.1	Definitions

Adjoining Property means any adjoining or neighbouring premises in which the Landlord or a Group Company of the Landlord holds or shall at any time during the Term hold a freehold or leasehold interest;

Base Rate means the base rate from time to time of Barclays Bank PLC or (if not available) such comparable rate of interest as the Landlord shall reasonably require;

Break Date means 13 July 2026;

Break Payment means a sum equal to six (6) months’ worth of the Principal Rent for the time being payable under this lease;

Concessionary Rent Period means the period beginning on and including the Rent Commencement Date to but excluding the second anniversary of the Rent Commencement Date;

Conduit means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

Contractual Term means the term specified in the Prescribed Clauses;

Encumbrances means the obligations and encumbrances (if any) specified in Part III of the First Schedule;

Estate means Milton Park, Abingdon, Oxfordshire (of which the Property forms part) and the buildings from time to time standing on it as owned by the Landlord and shown edged [] on the Plan together with any other adjoining land which is incorporated into Milton Park;

Estate Common Areas means the roads, accesses, landscaped areas, car parks, estate management offices and other areas or amenities on the Estate or outside the Estate but serving or otherwise benefiting the Estate as a whole which are from time to time provided or designated for the common amenity or benefit of the owners or occupiers of the Estate;

Estate Services means the services provided or procured by the Landlord in relation to the Estate as set out in Part II of the Fourth Schedule;

Group Company means a company which is a member of the same group of companies within the meaning of Section 42 of the 1954 Act;

Guarantor means any party to this lease so named in the Prescribed Clauses (which in the case of an individual includes his personal representatives) and any guarantor of the obligations of the Tenant from time to time;

Insurance Commencement Date means 13 July 2021;

Insured Risks means fire, lightning, earthquake, explosion, terrorism, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, storm or tempest, bursting or overflowing of water tanks apparatus or pipes, flood and impact by road vehicles (to the extent that insurance against such risks may ordinarily be arranged with an insurer of good repute) and such other risks or insurance as may from time to time be reasonably required by the Landlord (subject in all cases to such usual and reasonable exclusions and limitations as may be imposed by the insurers), and Insured Risk means any one of them;

Landlord means the party to this lease so named in the Prescribed Clauses and includes any other person entitled to the immediate reversion to this lease;

Landlord’s Surveyor means a suitably qualified person or firm appointed by the Landlord (including an employee of the Landlord or a Group Company) to perform the function of a surveyor for the purposes of this lease;

Landscaping and Parking Services means the services provided or procured by the Landlord in relation to the Property Landscaped Areas and Parking Area(s) as set out in Part III of the Fourth Schedule;

Lease Particulars means the descriptions and terms in the section headed Lease Particulars which form part of this lease insofar as they are not inconsistent with the other provisions of this lease;

Parking Area(s) means the parking area(s) at the Estate within which there are a total of sixteen (16) car parking spaces in such locations as the Landlord acting reasonably from time to time allocates, the initial allocation being shown for identification only coloured yellow on the Plan;

Permitted Use means office / research and development / industrial use within Class E(g) of Schedule 2 to the Use Classes Order;

Plan means the plan or plans annexed to this lease;

Prescribed Clauses means the descriptions and terms in the section headed Prescribed Clauses which form part of this lease;

Previous Lease means the lease of the Property dated 16 August 2016 and made between (1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited (2) DC Payments UK Limited and (3) Direct Payments Inc which was surrendered immediately before the grant of this lease;

Principal Rent means:

From and including the Rent Commencement Date to but excluding the second anniversary of the Rent Commencement Date: ONE HUNDRED AND SEVENTY NINE THOUSAND FIVE HUNDRED AND SIX POUNDS AND TWENTY FIVE PENCE (£179,506.25) per annum;

From and including the second anniversary of the Rent Commencement Date to but excluding the Review Date: THREE HUNDRED AND FIFTY NINE THOUSAND AND TWELVE POUNDS AND FIFTY PENCE (£359,012.50);

subject to review in accordance with the Second Schedule;

Property means the property described in the Prescribed Clauses and includes any part of it, any alteration or addition to the Property and any Landlord’s fixtures and fittings in or on the Property;

Property Landscaped Areas means any soft landscaped areas which now or at any time during the Term form part of the Property (excluding any within the principal building in the Property);

Quarter Days means 25 March, 24 June, 29 September and 25 December in every year and Quarter Day means any of them;

Rent Commencement Date means 13 July 2021;

Review Date means 12 July 2026;

Schedule of Condition means the schedule of condition annexed to this lease;

Section 106 Agreement means the agreement made pursuant to, inter alia, section 106 and section 106A of the Town and Country Planning Act 1990 dated 12 December 2012 between (1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited (2) Deutsche Bank AG, London Branch and (3) Oxfordshire County Council as varied by a deed of variation to this agreement dated 7 September 2017 between (1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited (2) Deutsche Bank AG, London Branch and (3) Oxfordshire County Council;

Service Charge means the Service Charge set out in the Fourth Schedule;

Service Charge Commencement Date means 13 July 2021;

Services means the Estate Services and the Landscaping and Parking Services;

Tenant means the party to this lease so named in the Prescribed Clauses and includes its successors in title;

Term means the Contractual Term;

This lease means this lease and any document supplemental to it or entered into pursuant to it;

Uninsured Risk means an Insured Risk against which insurance is from time to time unobtainable on normal commercial terms in the London insurance market at reasonable commercial rates for a property equivalent in size, layout, type and location, and Uninsured Risks shall be interpreted accordingly;

Use Classes Order means the Town and Country Planning (Use Classes) Order 1987 (as amended by the Town and Country Planning (Use Classes) (Amendment) (England) Regulations 2020);

VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it;

Working Day means any day except Saturdays, Sundays and bank, public and statutory holidays;

1954 Act means the Landlord and Tenant Act 1954;

1995 Act means the Landlord and Tenant (Covenants) Act 1995;

2003 Order means The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

1.2	Interpretation

1.2.1	If the Tenant or the Guarantor is more than one person then their covenants are joint and several;

1.2.2	Any reference to a statute includes any modification extension or re-enactment of it and any orders, regulations, directions, schemes and rules made under it;

1.2.3	Any covenant by the Tenant not to do any act or thing includes an obligation not knowingly to permit or suffer such act or thing to be done;

1.2.4	If the Landlord reserves rights of access or other rights over or in relation to the Property then those rights extend to persons authorised by it;

1.2.5	References to the act or default of the Tenant include acts or default or negligence of any undertenant or of anyone at the Property with the Tenant’s or any undertenant’s permission or sufferance;

1.2.6	The index and Clause headings in this lease are for ease of reference only;

1.2.7	References to the last year of the Term shall mean the twelve months ending on the expiration or earlier termination of the Term;

1.2.8	References to Costs include all liabilities, claims, demands, proceedings, damages, losses and proper and reasonable costs and expenses;

1.2.9	References to Principal Rent, Current Rent, Indexed Rent and Revised Rent are references to yearly sums.

2	Demise

The Landlord with Full Title Guarantee DEMISES the Property to the Tenant for the Contractual Term TOGETHER WITH the rights set out in Part I of the First Schedule, EXCEPT AND RESERVING as mentioned in Part II of the First Schedule and SUBJECT TO the Encumbrances;

3	Rent

The Tenant will pay by way of rent during the Term or until released pursuant to the 1995 Act without any deduction counterclaim or set off except where required by law:

3.1	The Principal Rent and any VAT by equal quarterly payments in advance on the Quarter Days to be paid by, Banker’s Standing Order or other reasonable means as the Landlord reasonably requires to a UK clearing bank the first payment for the period from and including the Rent Commencement Date to (but excluding) the next Quarter Day to be made on the Rent Commencement Date;

3.2	The Service Charge and any VAT at the times and in the manner set out in the Fourth Schedule;

3.3	The following amounts and any VAT thereon:

3.3.1	the sums specified in Clauses 4.1 and 4.2;

3.3.2	the sums specified in Clause 6.2.1;

3.3.3	all Costs reasonably incurred by the Landlord as a result of any breach of the Tenant’s covenants in this lease.

4	Tenant’s covenants

The Tenant covenants with the Landlord throughout the Term, or until released pursuant to the 1995 Act, as follows:

4.1	Interest

If the Landlord does not receive any sum due to it within twenty-one (21) days of the due date pursuant to this lease to pay on demand interest on such sum at 2 per cent above Base Rate from the due date until payment (both before and after any judgment), provided this Clause shall not prejudice any other right or remedy for the recovery of such sum;

4.2	Outgoings and Utilities

4.2.1	To pay all existing and future rates, taxes, charges, assessments and outgoings in respect of the Property (whether assessed or imposed on the owner or the occupier), except any tax (other than VAT) arising as a result of the receipt by the Landlord of the rents reserved by this lease and any tax arising on any dealing by the Landlord with its reversion to this lease;

4.2.2	To pay for all gas, electricity, water, telephone and other utilities used on the Property, and all charges in connection with such utilities and for meters and all standing charges, and a fair and reasonable proportion of any joint charges properly attributable to the Property or the Parking Areas as determined by the Landlord’s Surveyor (acting reasonably);

4.3	VAT

4.3.1	Any payment or other consideration to be provided to the Landlord is exclusive of VAT, and the Tenant shall in addition pay any VAT chargeable on any supply under or pursuant to this lease on the date the payment or other consideration is due and shall in the case of rents be entitled to provision of a valid VAT invoice following payment;

4.3.2	Any obligation to reimburse or pay the Landlord’s expenditure extends to irrecoverable VAT on that expenditure, and the Tenant shall also reimburse or pay such VAT;

4.4	Repair

4.4.1	To keep the Property (excluding the Property Landscaped Areas) in good and substantial repair and condition (damage by the Insured Risks excepted save to the extent that insurance moneys are irrecoverable as a result of the act or default of the Tenant and damage by Uninsured Risks also excepted) PROVIDED THAT nothing in this lease shall oblige the Tenant to put the Property in any better state of repair or condition than as at the date of this lease as evidenced by the Schedule of Condition;

4.4.2	To make good any disrepair for which the Tenant is liable within 2 months after the date of written notice from the Landlord (or sooner if the Landlord reasonably requires);

4.4.3	If the Tenant fails to comply with any such notice as set out in clause 4.4.2 the Landlord may enter and carry out the work and the reasonable cost properly incurred by the Landlord shall be reimbursed by the Tenant ondemand as a debt;

4.4.4	To enter into maintenance contracts with contractors with the reasonable experience and expertise required for the regular servicing of all plant and equipment serving only the Property;

4.5	Decoration

4.5.1	To clean, prepare and paint (in so far as such surfaces are painted as at the date hereof) or treat and generally redecorate:

(i)	all external parts of the Property (excluding the Property Landscaped Areas) in every third year and in the last year of the Term provided that the Tenant shall not be regarded to do this more than once in any 24 month period;

(ii)	all internal parts of the Property in the fifth year and In the last year of the Term provided that the Tenant shall not be regarded to do this more than once in any 24 month period;

4.5.2	All the work described in Clause 4.5.1 is to be carried out:

(i)	in a good and workmanlike manner to the Landlord’s reasonable satisfaction; and

(ii)	in the last year of the term only (i.e. the period of twelve (12) months ending at the expiry or sooner determination of the Term) in colours which (if different from the existing colour) are first approved in writing by the Landlord (approval not to be unreasonably withheld or delayed);

4.6	Cleaning

4.6.1	To keep the Property (excluding the Property Landscaped Areas) clean, tidy and free from rubbish;

4.6.2	To clean the inside and outside of windows and any washable surfaces at the Property as often as reasonably necessary;

4.7	Overloading

Not to overload the floors, ceilings or structure of the Property or any plant machinery or electrical installation serving the Property;

4.8	Conduits

To keep the Conduits in or serving the Property clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits as soon as reasonably practicable to the Landlord’s reasonable satisfaction;

4.9	User

4.9.1	Not to use the Property otherwise than for the Permitted Use;

4.9.2	Not to use the Property for any purpose which is:

(i)	noisy, offensive, dangerous, illegal, immoral or an actionable nuisance; or

(ii)	which in the reasonable opinion of the Landlord causes damage or disturbance to the Landlord, or to owners or occupiers of any neighbouring property; or

(iii)	which involves any substance which may be harmful, polluting or contaminating other than in quantities which are normal for and used in connection with the Permitted Use;

4.10	Signs

Not to erect any sign, notice or advertisement which is visible outside the Property without the Landlord’s prior written consent (not to be unreasonably withheld or delayed) provided that the Tenant shall be permitted to display signage indicating the name of the Property (such name to be chosen by the Tenant and approved by the Landlord, approval not to be unreasonably withheld or delayed) in a location and of a size and style to be approved by the Landlord (approval not to be unreasonably withheld or delayed) and further provided that the Tenant shall not be permitted to alter the postal address of the Property at the Post Office;

4.11	Alterations

4.11.1	Not to make any alterations or additions which:

(i)	affect the structural integrity of the Property (including without limitation the roofs and foundations and the principal or load-bearing walls, floors, beams and columns);

(ii)	merge the Property with any adjoining premises;

(iii)	affect the external appearance of the Property;

4.11.2	Not to make any other alterations or additions to the Property without the Landlord’s written consent (which is not to be unreasonably withheld or delayed) PROVIDED THAT such consent is not required in the case of internal non-load bearing, demountable, non-structural partitioning provided plans showing the extent of such works are deposited with the Landlord promptly on completion of the works.

4.12	Preservation of Easements

4.12.1	Not to prejudice the acquisition of any right of light for the benefit of the Property and to preserve all rights and easements enjoyed by the Property;

4.12.2	Promptly to give the Landlord notice upon becoming aware of any easement enjoyed by the Property being obstructed, or any new easement affecting the Property being made or attempted;

4.13	Alienation

4.13.1	Not to:

(i)	assign, charge, underlet or part with possession of the whole or part only of the Property nor to agree to do so except by an assignment or underletting or charging permitted by this Clause 4.13;

(ii)	share the possession or occupation of the whole or any part of the Property except as permitted by this clause 4.13;

(iii)	assign, part with or share any of the benefits or burdens of this lease, or any interest derived from it by a virtual assignment or other similar arrangement except as permitted by this clause 4.13;

4.13.2	Assignment

Not to assign or agree to assign the whole of the Property without the Landlord’s written consent (not to be unreasonably withheld or delayed), provided that:

(i)	the Landlord may withhold consent in circumstances where in the reasonable opinion of the Landlord

(a)	the proposed assignee together with any guarantor (excluding any guarantor pursuant to an authorised guarantee agreement) is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this lease; or

(b)	such person(s) as the Landlord reasonably requires do not act as guarantor(s) for the assignee and do not enter into direct covenants with the Landlord including the provisions set out in the Third Schedule (but referring in paragraph 1.2 to the assignee)

(ii)	the Landlord’s consent shall in every case be subject to conditions (unless expressly excluded) requiring that:

(a)	the assignee covenants with the Landlord to pay the rents and observe and perform the Tenant’s covenants in this lease during the residue of the Term, or until released pursuant to the 1995 Act;

(b)	the Tenant enters into an authorised guarantee agreement guaranteeing the performance of the Tenant’s covenants in this lease by the assignee including the provisions set out in paragraphs 1-5 (inclusive) of the Third Schedule (but omitting paragraph 1.2);

(c)	all rent and other payments due and, other than in the case of Principal Rent, demanded under this lease are paid before completion of the assignment save where such sums are the subject of a bona fide dispute between the Landlord and the Tenant;

4.13.3	Underletting

Not to underlet or agree to underlet the whole of the Property nor vary the terms of any underlease without the Landlord’s written consent (not to be unreasonably withheld or delayed). Any permitted underletting must comply with the following:

(i)	the rent payable under the underlease must be:

(a)	not less than the rent reasonably obtainable in the open market for the Property without fine or premium;

(b)	payable no more than one quarter in advance;

(c)	where an underlease is for a term of more than 5 years, subject to upward only reviews at intervals no less frequent than the rent reviews under this lease;

(ii)	the undertenant covenants with the Landlord and in the underlease:

(a)	to observe and perform the Tenant’s covenants in this lease (except for payment of the rents) during the term of the underlease or until released pursuant to the 1995 Act;

(b)	not to underlet, share or part with possession or occupation of the whole or any part of the underlet premises, nor to assign or charge part only of the underlet premises;

(c)	not to assign the whole of the underlet premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

(iii)	all rents and other payments due and demanded (other than in the case of Principal Rent) under this lease (not the subject of a bona fide dispute) are paid before completion of the underletting;

(iv)	Sections 24 to 28 of the 1954 Act must be excluded and before completion of the underletting a certified copy of each of the following documents must be supplied to the Landlord:

(a)	the notice served on the proposed undertenant pursuant to section 38A(3)(a) of the 1954 Act; and

(b)	the declaration actually made by the proposed undertenant in compliance with the requirements of Schedule 2 of the 2003 Order; and

(c)	the proposed form of underlease containing an agreement to exclude the provisions of sections 24 to 28 of the 1954 Act and a reference to both the notice pursuant to section 38A(3)(a) of the 1954 Act and the declaration pursuant to the requirements of Schedule 2 of the 2003 Order as referred to in this clause 4.13.3;

and before completion of the underletting the Tenant must warrant to the Landlord that both the notice pursuant to section 38A(3)(a) of the 1954 Act has been served on the relevant persons as required by the 1954 Act and the appropriate declaration pursuant to the requirements of Schedule 2 of the 2003 Order as referred to in this clause 4.13.3 has been made prior to the date on which the Tenant and the proposed undertenant became contractually bound to enter into the tenancy to which the said notice applies;

(v)	the underlease reserves as rent the Service Charge payable under this lease;

4.13.4	To take all necessary (but commercially reasonable) steps and proceedings to remedy any breach of the covenants of the undertenant under the underlease and not to permit any reduction of the rent payable by any undertenant;

4.13.5	Group Sharing

Notwithstanding Clause 4.13.1 the Tenant may share occupation of the whole or any part of the Property with a Group Company

PROVIDED THAT

(a)	the relationship of landlord and tenant is not created; and

(b)	occupation by any Group Company shall cease upon it ceasing to be a Group Company; and

(c)	the Tenant informs the Landlord in writing before each occupier commences occupation and after it ceases occupation;

4.14	Registration

Within 21 days to give to the Landlord’s solicitors (or as the Landlord may direct) written notice of any assignment, charge, underlease or other devolution of the Property together with a certified copy of the relevant document and a reasonable registration fee of not less than £50;

4.15	Statutory Requirements and Notices

4.15.1	To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice order or certificate affecting or capable of affecting the Landlord’s interest in the Property as soon as it is received by or comes to the notice of the Tenant;

4.15.2	To comply promptly with all notices served by any public, local or statutory authority, and with the requirements of any present or future statute or subordinate legislation (whether imposed on the owner or occupier) which affects the Property or its use;

4.15.3	At the request of the Landlord, but at the joint cost of the Landlord and the Tenant, to make or join the Landlord in making such objections or representations against or in respect of any such notice, order or certificate as the Landlord may reasonably require provided that such actions are not adverse to the Tenant’s own commercial interests;

4.15.4	To observe and perform the obligations of any agreement entered into prior to the date of this lease under any statute or subordinate legislation so far as the same relates to the use and/or occupation of the Property.

4.16	Planning

4.16.1	Not to apply for or implement any planning permission affecting the Property without first obtaining the Landlord’s written consent (not to be unreasonably withheld or delayed in cases where the subject matter of the planning permission has been approved by the Landlord pursuant to the other provisions of this lease or where the Landlord is not entitled to unnecessarily withhold as consent to such matters);

4.16.2	If a planning permission is implemented the Tenant shall complete all the works permitted and comply with all the conditions imposed by the permission before the determination of the Term (including any works stipulated to be carried out by a date after the determination of the Term unless the Landlord requires otherwise);

4.17	Contaminants and Defects

4.17.1	To give the Landlord prompt written notice upon becoming aware of the existence of any defect in the Property, or of the existence of any contaminant, pollutant or harmful substance on the Property but not used in the ordinary course of the Tenant’s use of the Property;

4.17.2	If so requested by the Landlord, to remove from the Property or remedy to the Landlord’s reasonable satisfaction any such contaminant, pollutant or harmful substance introduced on the Property by or at the request of the Tenant not used in the ordinary course of the Tenant’s use of the Property;

4.18	Entry by Landlord

To permit the Landlord at all reasonable times and on reasonable written notice of at least two (2) Working Days (except in an emergency) to enter the Property in order to:

4.18.1	inspect and record the condition of the Property or the Adjoining Property;

4.18.2	remedy any breach of the Tenant’s obligations under this lease which have not been remedied by the Tenant within a reasonable period (having regard to the nature of the breach) of a Landlord’s written request to remedy such breach;

4.18.3	repair, maintain, clean, alter, replace, install, add to or connect up to any Conduits which serve the Adjoining Property;

4.18.4	repair, maintain, alter or rebuild the Adjoining Property;

4.18.5	comply with any of its obligations under this lease;

Provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights and shall promptly make good all physical damage to the Property caused by such entry and further it shall;

(a)       only remain on the Property for so long as reasonably necessary;

(b)       only enter the Property with the Tenant’s accompanying staff;

(c)       comply with any health and safety or security protocols of the Tenant and comply with the Tenant’s reasonable instructions;

(d)       such access should be taken within business hours of 9am to 5pm where reasonably necessary; and

(e)       have regard to the Tenant’s reasonable representations regarding such access.

4.19	Landlord’s Costs

To pay to the Landlord within twenty-one (21) days of written demand amounts equal to such Costs as it may properly and reasonably incur:

4.19.1	in connection with any application for consent made necessary by this lease (including where consent is lawfully refused or the application is withdrawn);

4.19.2	incidental to or in reasonable contemplation of the preparation and service of a schedule of dilapidations (whether before or within three (3) months after the end of the Term) or a notice or proceedings under Section 146 or Section 147 of the Law of Property Act 1925 (even if forfeiture is avoided other than by relief granted by the Court);

4.19.3	in connection with the enforcement or remedying of any breach of the covenants in this lease on the part of the Tenant and any Guarantor;

4.19.4	incidental to or in reasonable contemplation of the preparation and service of any notice under Section 17 of the 1995 Act;

4.20	Yielding up

Immediately before the end of the Term:

(i)	to give up the Property repaired and decorated and otherwise in accordance with the Tenant’s covenants in this lease;

(ii)	(save to the extent required otherwise in writing by the Landlord) to remove all alterations made during the Term or any preceding period of occupation by the Tenant and reinstate the Property as the Landlord shall reasonably direct and to its reasonable satisfaction;

(iii)	to remove all signs, tenant’s fixtures and fittings and other goods from the Property, and make good any damage caused thereby to the Landlord’s reasonable satisfaction;

(iv)	to replace any damaged or missing Landlord’s fixtures with ones of no less quality and value;

(v)	to replace all carpets with ones of no less quality and value than those in the Property at the start of the Contractual Term;

(vi)	to give to the Landlord all operating and maintenance manuals together with any health and safety files relating to the Property;

(vii)	to provide evidence of satisfactory condition and maintenance of plant and machinery including (without limitation) electrical installation condition reports in respect of all of the electrical circuits and supply equipment in the Property, other condition reports as required under any relevant statute or subordinate legislation and copies of all service records;

(viii)	to return any security cards or passes provided by the Landlord for use by the Tenant and its visitors,

provided that in (i), (ii), (iv) and (v) of this Clause 4.20 the tenant shall not be liable to put the Property into any better state and condition than as evidenced by the Schedule of Condition.

4.21	Encumbrances

To perform and observe the Encumbrances so far as they relate to the Property.

4.22	Roads Etc

Not to obstruct the roads, pavements, footpaths and forecourt areas from time to time on the Estate in any way whatsoever and not to use any part of the forecourts and car parking spaces or other open parts of the Property for the purpose of storage or deposit of any materials, goods, container ships’ pallets, refuse, waste scrap or any other material or matter.

4.23	Parking Restrictions

Except as to any right specifically granted in this lease not to permit any vehicles belonging to or calling upon the Tenant to stand on the roads, car parking spaces, forecourts, pavements or footpaths on the Estate.

4.24	Estate Regulations

At all times during the Term to observe and perform such regulations (if any) in respect of the Estate as the Landlord may reasonably think expedient to the proper management of the Estate and which are notified to the Tenant in writing provided that where there is a conflict between the Estate Regulations and this lease, the Tenant shall not be required to comply with any regulations which are more onerous than the terms of this lease.

4.25	Landscaping and Parking

Not to cause or permit damage to be caused to any of the Property Landscaped Areas or the Parking Area(s) nor obstruct access to any of the Property Landscaped Areas or the Parking Area(s) for the purpose of carrying out the Landscaping and Parking Services.

4.26	Land Registration Provisions

4.26.1	Promptly following the grant of this lease the Tenant shall apply to register this lease at the Land Registry and shall ensure that any requisitions raised by the Land Registry in connection with that application which are within its reasonable control to respond to are dealt with promptly and properly and within one month after completion of the registration, the Tenant shall send the Landlord official copies of its title;

4.26.2	Promptly after the end of the Term (and notwithstanding that the Term has ended), the Tenant shall make an application to close the registered title of this lease and shall ensure that any requisitions raised by the Land Registry in connection with that application which are within its reasonable control to respond to are dealt with promptly and properly and the Tenant shall keep the Landlord reasonably informed of the progress and completion of its application.

5	Landlord’s Covenants

5.1	Quiet Enjoyment

The Landlord covenants with the Tenant that the Tenant may peaceably enjoy the Property during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it.

5.2	Provision of Services

The Landlord will use all reasonable endeavours to provide or procure the provision of the Services PROVIDED THAT the Landlord shall be entitled to withhold or vary the provision or procurement of such of the Services as the Landlord considers necessary or appropriate in the interests of good estate management and PROVIDED FURTHER THAT the Landlord will not be in breach of this Clause as a result of any failure or interruption of any of the Services:

5.2.1	resulting from circumstances beyond the Landlord’s reasonable control, so long as the Landlord uses its reasonable endeavours to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

5.2.2	to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance and repair or other works being carried out at the Estate or the Property provided that such period of interruption (except in an emergency) shall be for as short a period as reasonably practicable, the Tenant shall be provided with advance notice of such interruptions and the Landlord shall make provision where possible of replacement services as reasonably necessary to enable the Tenant’s use and occupation of the Property at all times.

5.3	Removal of furniture from the Property

The Landlord shall remove or procure the removal of all items of furniture left at the Property from the preceding period of occupation by the previous tenant of the Property pursuant to the Previous Lease as soon as reasonably practicable after the date of this lease (and shall use all reasonable endeavours to do so by 19 July 2021) and shall:

5.3.1	do so at the Landlord’s own cost; and

5.3.2	in full compliance with the entry requirements contained at clause 4.18.5; and

5.3.3	shall make good any damage caused to the Property in complying with this clause 5.3 promptly, at the Landlord’s cost and to the Tenant’s reasonable satisfaction.

6	Insurance

6.1	Landlord’s insurance covenants

The Landlord covenants with the Tenant as follows:

6.1.1	To insure the Property (other than tenant’s and trade fixtures and fittings) unless the insurance is invalidated in whole or in part by any act or default of the Tenant:

(i)	with an insurance office or underwriters of repute;

(ii)	against loss or damage by the Insured Risks;

(iii)	subject to such excesses as may be imposed by the insurers;

(iv)	in the full cost of reinstatement of the Property (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases;

6.1.2	To insure against loss of the Principal Rent and the Service Charge thereon payable or reasonably estimated by the Landlord to be payable under this lease arising from damage to the Property by the Insured Risks for three years or such longer period as the Landlord may reasonably require having regard to the likely period for reinstating the Property;

6.1.3	The Landlord will use all reasonable endeavours to procure that the insurer waives its rights of subrogation against the Tenant (so long as such provision is available in the London insurance market);

6.1.4	At the request and cost of the Tenant (but not more frequently than once in any twelve month period) to produce summary details of the terms of the insurance under this Clause 6.1 and evidence of Payment of the relevant premium;

6.1.5	If the Property is destroyed or damaged by an Insured Risk, then, unless payment of the insurance moneys is refused in whole or part because of the act or default of the Tenant, and subject to obtaining all necessary planning and other consents to use the insurance proceeds (except those relating to loss of rent and fees) and any uninsured excess paid by the Tenant under Clause 6.2.4(ii) in reinstating the same (other than tenant’s and trade fixtures and fittings) as quickly as reasonably practicable substantially as it was before the destruction or damage in modern form if appropriate but not necessarily identical in layout

6.2	Tenant’s insurance covenants

The Tenant covenants with the Landlord from and including the Insurance Commencement Date and then throughout the Term or until released pursuant to the 1995 Act as follows:

6.2.1	To pay to the Landlord within twenty-one (21) days of written demand sums equal to:

(i)	the amount which the Landlord spends on insurance pursuant to Clause 6.1;

(ii)	the cost of property owners’ liability and third party liability insurance in connection with the Property;

(iii)	the cost of any professional valuation of the Property properly required by the Landlord (but not more than once in any two (2) year period);

6.2.2	To give the Landlord immediate written notice on becoming aware of any event or circumstance which might affect or lead to an insurance claim;

6.2.3	Not to do anything at the Property which would prejudice or invalidate the insurance of the Property or the Adjoining Property or cause any premium for their insurance to be increased;

6.2.4	To pay to the Landlord within twenty-one (21) days of written demand:

(i)	any increased premium and any Costs incurred by the Landlord as a result of a breach of Clause 6.2.3;

(ii)	any uninsured excess to which the insurance policy may be subject;

(iii)	the whole (if applicable) of the irrecoverable proportion of the insurance moneys if the Property or any part is destroyed or damaged by an Insured Risk but the insurance moneys are irrecoverable in whole or part due to the act or default of the Tenant;

6.2.5	To comply with the requirements and reasonable recommendations of the insurers;

6.2.6	To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Property at the cost of the Tenant which become Landlord’s fixtures and fittings and upon receiving notice of such fixtures and fittings the Landlord shall use all reasonable endeavours to procure that these are insured under the insurance policy;

6.2.7	Not to effect any insurance of the Property against an Insured Risk but if the Tenant effects or has the benefit of any such insurance the Tenant shall hold any insurance moneys upon trust for the Landlord and pay the same to the Landlord as soon as practicable;

6.3	Suspension of Rent

6.3.1	If the Property and/or the means of access to it is unfit for occupation and use because of damage by an Insured Risk then (save to the extent that payment of the loss of rent insurance moneys is refused due to the act or default of the Tenant) the Principal Rent and the Service Charge (or a fair proportion according to the nature and extent of the damage) shall be suspended until the date on which the Property is again fit for occupation and use and accessible (excluding fitting out and replacement of contents);

6.3.2	If the Property suffers damage or destruction by an Insured Risk during the Concessionary Rent Period the Tenant is to be entitled to a credit against the Principal Rent becoming payable at or after the end of the abatement period to the extent of the period of overlap of the abatement period with the Concessionary Rent Period to the extent that it is covered by the insurance monies;

6.4	Determination Right

6.4.1	If the Property is destroyed or damaged by an Insured Risk such that the Property is unfit for occupation and use or inaccessible and shall not be rendered fit for occupation and use and accessible within two years and nine months of the date of such damage then either the Landlord or the Tenant may whilst the Property has not been rendered fit for occupation and use and accessible terminate the Contractual Term by giving to the other not less than three (3) months’ previous notice in writing PROVIDED THAT if the Property has been rendered fit for occupation and use within three years of the date of such damage then such notice shall be deemed not to have been given.

6.4.2	Termination of this lease pursuant to the provisions of Clause 6.4.1 shall be without prejudice to the liability of either party for any antecedent breach of the covenants and conditions herein contained (save for Clause 6.1.5 which shall be deemed not to have applied).

6.5	Uninsured Risks

6.5.1	For the purposes of this Clause 6.5:

(i)	These provisions shall apply from the date on which any Insured Risk becomes an Uninsured Risk but only in relation to the Uninsured Risk;

(ii)	References to an Insured Risk becoming an Uninsured Risk shall, without limitation, include the application by insurers of an exclusion, condition or limitation to an Insured Risk to the extent to which such risk thereby is or becomes an Uninsured Risk.

(iii)	The Landlord shall notify the Tenant in writing as soon as reasonably practicable after an Insured Risk becomes an Uninsured Risk.

6.5.2	If during the Term the Property and/or the means of access to it shall be damaged or destroyed by an Uninsured Risk so as to make the Property unfit for occupation and use:

(i)	The Principal Rent and the Service Charge or a fair proportion according to the nature and extent of the damage sustained will not be payable from the date of such damage or destruction until the earlier of the date on which:

(a)	The Property and/or the means of access to it shall again be fit for occupation and use (excluding fitting out and replacement of contents); or

(b)	This lease shall be terminated in accordance with Clause 6.5.2(ii) or 6.5.5

(ii)	The Landlord may within one year of the date of such damage or destruction serve notice on the Tenant confirming that it will reinstate the Property and/or the means of access to it (a ‘Reinstatement Notice’) so that the Property shall be fit for occupation and use and accessible and if the Landlord fails to serve a Reinstatement Notice by the expiry of such prescribed period the lease will automatically end on the date one year after the date of such damage or destruction.

6.5.3	Clause 6.5.2(i) shall not apply if an Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, employees, licensee, invitees or contractors.

6.5.4	If the Landlord shall have served a Reinstatement Notice the provisions of Clause 6.1.5 shall apply as if the damage or destruction had been caused by an Insured Risk

6.5.5	If the Landlord shall have served a Reinstatement Notice and such reinstatement has not been completed by the date two years and nine months of the date of such damage or destruction at any time after that date the Landlord or the Tenant may terminate this lease by serving not less than three months’ notice on the other stating that it terminates this lease. I, and if by the end of such notice period the Property has been reinstated so that the Property is fit for occupation and use the notice shall be void and this lease shall continue in full force and effect.

6.5.6	Service of a Reinstatement Notice shall not oblige the Landlord to replace any Tenant’s fitting out works or property belonging to the Tenant or any third party.

7	Provisos

7.1	Forfeiture

If any of the following events occur:

7.1.1	the Tenant fails to pay any of the rents payable under this lease within 21 days of the due date (in the case of Principal Rent only whether or not formally demanded); or

7.1.2	the Tenant or Guarantor breaches any of its obligations in this lease; or

7.1.3	the Tenant or Guarantor being a company incorporated within the United Kingdom

(i)	has an Administration Order made in respect of it; or

(ii)	passes a resolution, or the Court makes an Order, for the winding up of the Tenant or the Guarantor, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld or delayed); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	is struck off the Register of Companies; or

(v)	is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.1.4	proceedings or events analogous to those described in Clause 7.1.3 shall be instituted or shall occur where the Tenant or Guarantor is a company incorporated outside the United Kingdom; or

7.1.5	the Tenant or Guarantor being an individual:

(i)	has a bankruptcy order made against him; or

(ii)	appears to be unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986;

then the Landlord may re-enter the Property or any part of the Property in the name of the whole and forfeit this lease and the Term created by this lease shall immediately end, but without prejudice to the rights of either party against the other in respect of any breach of the obligations contained in this lease;

7.2	Notices

7.2.1	All notices under or in connection with this lease shall be given in writing

7.2.2	Any such notice shall be duly and validly served if it is served (in the case of a company) to its registered office or (in the case of an individual) to his last known address and in the case of the Tenant to: Legal Department, Exscientia Ltd, the Schrödinger Building Oxford Science Park, Oxford, OX4 4GE or such other address notified to the Landlord in writing from time to time;

7.2.3	Any such notice shall be deemed to be given when it is:

(i)	personally delivered to the locations listed in Clause 7.2.2; or

(ii)	sent by registered post, in which case service shall be deemed to occur on the third Working Day after posting.

7.2.4	Copies of all notices served on the Tenant shall also be served by email on legal@exscientia.co.uk.

7.3	No Implied Easements

The grant of this lease does not confer any rights over the Adjoining Property or any other property except those mentioned in Part I of the First Schedule, and Section 62 of the Law of Property Act 1925 is excluded from this lease;

8	Break Clause

8.1	The Tenant may terminate the Contractual Term on the Break Date by giving to the Landlord not less than twelve (12) months’ previous notice in writing;

8.2	Any notice given by the Tenant shall operate to terminate the Contractual Term only if:

8.2.1	all rents reserved by this lease have been paid by the time of such termination (in the case of Service Charge and any sums specified in Clause 6.2.1 [Insurance] only where demanded in writing at least thirty (30) days prior to the Break Date and not including any sums which are the subject of a bona fide dispute between the Landlord and the Tenant;

8.2.2	the Break Payment together with a sum equal to VAT thereon at the standard rate for the time being payable has been paid to the Landlord or its solicitors in cleared funds by the Break Date; and

8.2.3	the Tenant yields up the Property free from any subleases and other third party occupational interests on termination;

8.3	Upon termination the Contractual Term shall cease but without prejudice to any claim in respect of any prior breach of the obligations contained in this lease;

8.4	If the Tenant terminates this Lease in accordance with this clause 8 the Landlord shall promptly reimburse the Tenant in respect of any sums received which relate to a period following termination of this Lease;

8.5	Time shall be of the essence for the purposes of this Clause.

9	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this lease.

10	Exclusion of Security of Tenure

10.1	The Landlord and the Tenant agree that Sections 24 to 28 of the 1954 Act shall be excluded from the tenancy created by this lease;

10.2	The Landlord has served on the Tenant a notice as referred to in section 38A(3)(a) of the 1954 Act and the Tenant has made a declaration pursuant to the requirements of Schedule 2 of the 2003 Order the original or a true copy of which declaration is annexed to this lease.

11	Agreement on Environmental Liabilities

11.1	For the purposes of this clause the expression “Environment” includes air, man-made structures and surface or substrata any surface water or ground water, any life form (including human) or eco system and notwithstanding any other provisions of this Lease to the extent that the Property or Estate are affected by contamination or pollution, the Environment or the presence of any substance harmful to the Environment present or occurring prior to the date of this Lease otherwise than through the act or default of the Tenant or any party under their control (an “Environmental Condition”) the Tenant shall not:

11.1.1	be responsible for (or contribute to whether by Service Charge or otherwise) any management compliance with statutory requirements, clean up, remediation or containment of any such Environmental Condition; nor

11.1.2	be responsible to repair any damage disrepair or injury caused by or arising from any Environmental Condition; nor

11.1.3	be responsible to contribute to any cost, fine, remediation costs or liability of any kind arising out of or in any way connected with any Environmental Condition.

Executed by the parties as a Deed on the date specified in the Prescribed Clauses.

EXECUTED as a DEED by _______________as attorney for MEPC MILTON PARK NO. 1 LIMITED in the presence of:
as attorney for MEPC MILTON PARK NO. 1 LIMITED

Signature of witness

Witness name:

Address:

EXECUTED as a DEED by _______________as attorney for MEPC MILTON PARK NO. 2 LIMITED in the presence of:
as attorney for MEPC MILTON PARK NO. 2 LIMITED

Signature of witness

Witness name:

Address:

EXECUTED AS A DEED by EXSCIENTIA LIMITED acting by a director and the company secretary or by two directors
Director
Director/Company Secretary